Exhibit 23.1

[Crowe Horwath LLP Letterhead]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of German American Bancorp, Inc. on Form S-4 of our report dated March 18, 2013 on the consolidated financial statements of German American Bancorp, Inc. and the effectiveness of internal control over financial reporting, appearing in the December 31, 2012 Form 10-K of German American Bancorp, Inc., and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Indianapolis, Indiana

August 19, 2013